Exhibit 99.2
FOR IMMEDIATE RELEASE
AASTROM BIOSCIENCES TO RAISE $25.5 MILLION IN EQUITY FINANCING
Ann Arbor, Michigan, April 6, 2006 – Aastrom Biosciences, Inc. (Nasdaq: ASTM) announced today that it has executed definitive Purchase Agreements for the sale of approximately 15.9 million shares of the Company’s common stock in a registered direct placement to a select group of institutional investors at a price of $1.60 per share for gross proceeds of approximately $25.5 million. This transaction is expected to be consummated within the next few days. Merriman Curhan Ford & Co. served as the placement agent in this transaction.
A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. A prospectus and prospectus supplement relating to this transaction may be obtained directly from the Company (Investor Relations Department, P.O. Box 376, Ann Arbor, MI 48106) or from the U.S. Securities and Exchange Commission website at www.sec.gov.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Aastrom Biosciences, Inc.
Aastrom Biosciences, Inc. (Nasdaq: ASTM) is developing products for the repair or regeneration of multiple human tissues, based on its proprietary Tissue Repair Cell (TRC) adult stem cell technology. Aastrom’s TRC products contain large numbers of stromal, stem and progenitor cells that are produced from a small amount of bone marrow cells originating from the patient. The AastromReplicell® System, an industry-unique automated cell product manufacturing platform, was developed for the production of standardized, patient-specific TRC products. TRC products have been used safely in humans as a substitute for bone marrow stem cells, and are currently in clinical trials for bone grafting (long bone fractures and spine fusion) and blood vessel regeneration (diabetic limb ischemia) applications. The Company has recently reported positive interim clinical trial results for its TRCs demonstrating both the clinical safety and ability of TRCs to induce healthy new tissue growth (long bone fractures and jaw bone reconstruction). Most recently, the Company’s proprietary TRCs received an Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for use in the treatments of osteonecrosis.
For more information, visit Aastrom’s website at www.aastrom.com.
CONTACTS:
Kris M. Maly
Investor Relations Department
Aastrom Biosciences, Inc.
Phone: (734) 930-5777
Cameron Associates
Kevin McGrath
Phone: (212) 245-4577